Exhibit 10.1
(English Translation from Chinese)
Land Lease Agreement

Party A: Zhucheng City, Lubiao Town, West Lubiao Village (Lessor)
Party B: Zhucheng City Ziyang Ceramics Co., Ltd (Leasee)

Due to operation needs, Party B leased one lot of land from Party A, after thorough consultation, the parties have agreed and signed the following agreement.

1. Land Area
Referencing to the Zhucheng City Land Planning and Design Institute’s Red Line Map, the lot totals 253.81 Mu.

2. Lease Period
Period of lease is 30 years, from December 1, 2005 to November 30, 2035.

3. Rental Fee and Payment Method
In accordance with Party A’s Land Contracting Agreement, each Mu shall be 26,000 RMB, totaling 6,599,060 RMB.
Party B will also compensate for the young crops currently on the land, young crop compensation standard: 1,950 RMB per Mu, totaling 494,929.50 RMB.
Additional item compensation: motor-pumped well, 4,920.50 RMB.
Total of above payment amount: Seven Million Ninety Eight Thousand Nine Hundreds and Ten RMB (7,098,910 RMB).
Party B shall pay the full amount before February 10, 2006.

4. Rights and Obligations
a. Party A shall remove the young crops and all additional items 10 days within the signing of this agreement and the payment.
b. Party B shall not conduct excavation or any other predatory operations.
c. Party A shall provide convenience to Party B in regards to accessibility, drainage and etc.
d. Party B’s construction specifications and style shall be done in accordance with the overall planning of higher authorities, all related fees and expenses shall be paid by Party B.
e. In the case the land is needed for national planning use, Party B shall unconditionally comply with it, all compensations for additional items on land, compensation for land use during the lease period and settlement payments shall be given to Party B.
f. After the execution of this Agreement, this Agreement shall not be changed or terminated due to the change in legal representative or the party.
g. In the event that this Agreement can’t be executed due to force majeure, the parties may negotiate changes or termination of Agreement.
h. During the term of the lease, Party A shall not request any payment of fees from Party B with any reason or excuse.
i. During the term of the lease, with the approval of government agencies, Party B may apply for Land Rights documents for this lot, Party A shall approve and support Party B in the application for Land Rights documents during this period.

5. Breach of Contract
a. After the signing of this Agreement, if the Agreement is terminated without cause single-sided by any party, the breaching party shall pay 100,000 RMB to the other party as penalty.
b. If Party B conducts any sort of excavation or any other predatory operations, Party A has the rights to terminate the Agreement, and seek the 100,000 RMB penalty from Party B, Party B shall also compensate Party A for actual loss incurred, and restore land to original state.
c. If Party A does not turn over the land within the time stated, Party B has the rights to terminate this Agreement and seek the 100,000 RMB penalty from Party A, all additional items on the land will be property of Party B.
d. If Party B’s construction specifications and style does not comply with the overall planning of relative authorities, all results shall be Party B’s sole responsibility, any losses incurred have no relation to Party A.

6. Any matters not covered by this Agreement shall be resolved through the parties’ consultation.

This Agreement shall have two copies in the same format, Party A and B shall each hold one copy, the Agreement is effective after signed by both Parties.

Party A: Zhucheng City, Lubiao Town, West Lubiao Village
/s/ Haiyun Wang

Party B: Zhucheng City Ziyang Ceramics Co., Ltd
Legal Representative: /s/ Lingbo Chi

2006/1/30